Bonds.com Group, Inc. 8-K
Exhibit 10.9

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into and effective as of December 5, 2011 (the “Effective Date”), between Bonds.com Group, Inc., a Delaware corporation (the “Company” or the “Employer”), and George O’Krepkie (“Executive”).  This Agreement and amends and restates and replaces in its entirety the Employment Agreement, dated as of February 2, 2011, by and among the Company and the Executive.

Background

The Company and Executive mutually desire to enter into an agreement containing the terms and conditions pursuant to which the Company will employ Executive from and after the Effective Date.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment.  The Company hereby employs Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 hereof (such period of employment hereunder referred to herein as the “Employment Period”).

2. Position and Duties.

(a) Position.  During the Employment Period, Executive shall serve as the President of the Company and shall perform the duties, responsibilities, functions and authority customarily associated with such position, subject to the power and authority of the Company’s Board of Directors (including any committee thereof) (the “Board”) and the Company’s Chief Executive Officer (if any) to direct and overrule actions of officers of the Company.  During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries as the Board or the Company’s Chief Executive Officer (if any) may from time to time direct which shall be consistent with Executives position as President.  Among other obligations, duties, responsibilities, functions and authority, Executive shall be primarily responsible for the recruiting, managing, and leading a sales force to increase the transaction volume and sales revenue of the Company.

(b) General Duties.  During the Employment Period, Executive shall report to, and operate under the direction and supervision of the Company’s Chief Executive Officer (if any) and the Board and Executive shall devote substantially all of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Executive shall comply in all material respects with the Company’s Insider Trading Policy and Code of Business Conduct and Ethics.  In performing his duties and exercising his authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company’s and its Subsidiaries’ efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board.  So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, perform other services for compensation.

3. Compensation and Benefits.

(a) Base Salary.  During the Employment Period, Executive’s initial base salary shall be $300,000 per annum and shall be subject to increase, but not decrease, by the Board on an annual basis commencing January 1, 2013 (as increased from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (as in effect from time to time).  Executive’s Base Salary for any partial year will be based upon the actual number of days elapsed in such year.

(b) Performance Bonus.  The Executive will be eligible for an annual bonus opportunity up to 100% of Base Salary at the discretion of the Board or the Board’s Compensation Committee, as applicable, based on its evaluation of the Executive’s performance and taking into account the financial strength and cash flow position of the Company (the “Performance Bonus”).  Executive acknowledges and agrees that he is no longer entitled to any performance bonus pursuant to the Prior Agreement.

(c) Option Grant.  The Company has granted Executive the stock options contemplated by the Prior Employment Agreement.  For avoidance of doubt, the Company and Executive acknowledge and agree that, as of the date of this Agreement, Executive’s Continuous Service Status (as such term is used in the stock option agreements and defined in the Bonds.com Group, Inc. 2011 Equity Plan) has not been interrupted or and this amendment and restatement of the Prior Agreement does not cause Executive’s Continuous Service Status to be interrupted.

(d) Other Benefits.  In addition to (but without duplication of) the Base Salary and any Performance Bonus payable to Executive pursuant to this Section 3, during the Employment Period, Executive shall be entitled (i) to four weeks of paid vacation per year and (ii) subject to applicable eligibility requirements, to such other benefits as are approved by the Board and made available to the senior management of the Company and its Subsidiaries. Executive acknowledges that nothing in this Agreement obligates or requires the Company to offer any benefit plans, policies or programs or prevents the Company from terminating or modifying any benefit plan, policy or program that it may from time to time offer.

(e) Expenses.  During the Employment Period, the Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. In addition, the Company shall promptly reimburse, or at Executive’s election, directly pay, all the legal fees and disbursements Executive incurs in connection with the negotiation and review of Executive’s employment arrangements up to a maximum of $25,000.

4. Term and Termination.

(a) Term and Termination.  The Employment Period shall begin on the Effective Date and shall terminate upon the earlier of (i) immediately upon Executive’s death or Disability, (ii) the date of termination set forth in a written notice of termination delivered to Executive by the Company (after determination by its Board) for any reason (whether for Cause or without Cause), and (iii) on a date of termination set forth in a written notice of Executive’s resignation delivered to the Company by Executive (which, in the event of a resignation by Executive without Good Reason,  shall be no less than 30 days after the Company’s receipt of such written notice, unless waived by the Company in writing) (the time between any notice under this clause (iii) and the date of termination is referred to herein as the “Notice Period”).  If the Executive elects to terminate his employment hereunder, the Company may in its discretion elect to require Executive to cause such termination to be effective immediately by providing Executive written notice of such election and by paying Executive his normal Base Salary for the remainder of the Notice Period.  Subject to Section 4(h)(A), Executive’s “Termination Date” shall be Executive’s last day of work or, if applicable, the last day of the Notice Period.

(b) Termination without Cause or for Good Reason.  If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, then Executive shall be entitled to receive:

(i)           an amount equal to Executive’s Base Salary through the Termination Date, plus continuation of Executive’s Base Salary for a period of 18 months from and after the Termination Date (the “Severance Period”), in each case payable ratably over such period in regular installments in accordance with the Company’s general payroll practices as in effect on the Termination Date;

(ii)           any Performance Bonus amounts pursuant to Section 3(b) (if awarded, but not yet paid, to Executive in respect of a fiscal year that ended prior to the Termination Date, which amount shall be paid at the same time and on the same terms it would have been paid pursuant to Section 3(b);

(iii)           reimbursement of reimbursable expenses incurred on or prior to the Termination Date in accordance with Section 3(e); and

(iv)           reimbursement of Executive’s COBRA premiums for continued health insurance coverage for the Executive and his dependents through the end of the Severance Period (such reimbursement to be made promptly upon Executive’s submission of proof of payment by the Executive) or until such earlier date as Executive is eligible for substantially similar health insurance benefits from a subsequent employer.

in each case, the payments under (i), (iii) and (v) above shall only continue beyond 60 days following the termination of employment if and only if Executive has executed and delivered to the Company a General Release in form and substance as set forth in Exhibit A attached hereto (the “General Release”) prior to the 45th day following the termination of his employment and the General Release has become effective prior to the 60th day following the termination of his employment.  In addition, the continued payments under (i), (iii) and (v) above shall continue only so long as Executive has not revoked or materially breached the provisions of the General Release or materially breached the provisions of Sections 5(a) and 6 hereof; and Executive shall not be entitled to any other salary, bonuses, employee benefits or other compensation after termination of the Employment Period, except as otherwise specifically provided for under the Company’s employee benefit plans, the Company’s compensation plans (including the stock option plan and agreement) or as otherwise required by applicable law.

If the Executive’s employment is terminated due to Executive’s death or Disability, then Executive or his guardian, administrator, heirs or successors, as the case may be, shall be entitled to receive:

(i)           an amount equal to Executive’s Base Salary through the Termination Date, payable ratably in accordance with the Company’s general payroll practices as in effect on the Termination Date;

(ii)           any Performance Bonus amounts pursuant to Section 3(b) (if any) awarded, but not yet paid, to Executive in respect of a fiscal year that ended prior to the Termination Date, which amount shall be paid at the same time and on the same terms it would have been paid pursuant to Section 3(b);

(C)           reimbursement of reimbursable expenses incurred on or prior to the Termination Date in accordance with Section 3(e);

and Executive shall not be entitled to any other salary, bonuses, employee benefits or other compensation after termination of the Employment Period, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise required by applicable law.

(c) Other Termination.  If the Executive’s employment is terminated by the Company for Cause or by Executive’s resignation without Good Reason, then Executive shall be entitled to receive only (i) Executive’s Base Salary through the Termination Date, and (ii) reimbursement of reimbursable expenses incurred on or prior to the Termination Date in accordance with Section 3(e), and Executive shall not be entitled to any other salary, bonuses, benefits or other compensation after termination of Executive’s employment, except as otherwise specifically provide under the Company’s employee benefit plans or as otherwise required under applicable law.

(d) No Obligation to Mitigate.  The Executive shall have no obligation to mitigate the post-Terminate Date payments and benefits under this Agreement and such payments and benefits under this Agreement (except for reimbursement of COBRA premiums as set forth above) shall not be reduced or limited by any amounts received from a subsequent employer, as a common law employee or otherwise.

(e) Section 409A.

(A)           Separation from Service; Agreement to Comply with 409A. To the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), for purposes of determining Executive’s entitlement to payments or benefits required to be paid under this Agreement on account of a termination of Executive’s employment, “termination of employment” and variations thereof shall mean Executive’s “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h) promulgated thereunder, and the “Termination Date” shall be the date of Executive’s separation from service.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the parties hereby agree to amend this agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A.  In case any one or more provisions of this Agreement fails to comply with the provisions of Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement.  The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this agreement to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement.  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.  All reimbursements for expenses paid pursuant hereto that constitute taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax.  Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

(B)    Delay of Severance if a Specified Employee. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” of the Company within the meaning of Section 409A of the Code on the date of Executive’s separation from service (as determined by the Company), if and to the extent that the payments or benefits required to be paid under this Agreement on account of Executive’s separation from service constitute deferred compensation within the meaning of Section 409A of the Code, no such payments or benefits shall be payable to Executive before the date that is six (6) months after the date of Executive’s separation from service (the “Six Month Date”). Instead, all such amounts shall be accumulated and paid in a single lump sum to Executive on the first payroll date after the Six Month Date. All payments or benefits otherwise required to be paid on or after the Six Month Date shall not be affected by this Section 4(h)(B) and shall be paid in accordance with the payment schedule applicable to such payment or benefit under this Agreement.  It is intended that all payments or benefits provided under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4) (short-term deferral) or 1.409A-1(b)(9) (certain separation pay plans). This Section 4(h)(B) is intended to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code and shall be interpreted consistently therewith.

5. Nondisclosure and Nonuse of Proprietary Information; Ownership of Intellectual Property.

(a) Protection of Proprietary Information.  Executive acknowledges that the continued success of the Company and its Subsidiaries and Affiliates depends upon the use and protection of a large body of Proprietary Information.  Executive agrees that he shall not disclose or use at any time, either during his or her employment with the Company or thereafter, any Proprietary Information of which Executive is or becomes aware, whether or not such information is developed by Executive, except to the extent that such disclosure or use is directly related to and required by Executive’s performance of duties assigned to Executive by the Board, the Chief Executive Officer or otherwise under this Agreement.  Executive shall take all reasonable and appropriate steps to safeguard Proprietary Information and to protect it against disclosure, misuse, espionage, loss and theft.  The foregoing shall not, however, prohibit disclosure by Executive of Proprietary Information that has been published in a form generally available to the public prior to the date Executive proposes to disclose such information.  Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.  Executive agrees to deliver as soon as practicable to the Company at the termination of his employment, or at any other time the Company may request in writing, all copies and embodiments, in whatever form, of memoranda, notes, plans, records, reports and other documents (and copies thereof), relating to the business of the Company or its Subsidiaries or Affiliates (including, without limitation, all Proprietary Information or Intellectual Property) that he may then possess or have under his control.

(b) Intellectual Property, Inventions and Patents.  In the event that Executive during the term of his employment by the Company generates, authors, conceives, develops, acquires, makes, reduces to practice or contributes to any discovery, formula, Trade Secret, invention, innovation, improvement, development, method of doing business, process, program, design, analysis, drawing, report, data, software, firmware, logo, device, method, product or any similar or related information, any copyrightable work or any Proprietary Information, in each case, that is related to the Company’s primary business and developed using primarily Company resources (collectively, “Intellectual Property”), Executive acknowledges that such Intellectual Property is and shall be the exclusive property of the Company or one of its Subsidiaries.  Any copyrightable work prepared in whole or in part by Executive shall to be deemed “a work made for hire” to the maximum extent permitted under Section 201(b) of the 1976 Copyright Act as amended, and the Company or one of its Subsidiaries shall own all of the rights comprised in the copyright therein.  Without limiting the foregoing, Executive hereby assigns his or her entire right, title and interest in and to all Intellectual Property to the Company and its Subsidiaries.  During and after the term of Executive’s employment with the Company, Executive shall promptly and fully disclose all Intellectual Property to the Company and shall cooperate with the Company and its Subsidiaries to establish, confirm and protect the Company’s and its Subsidiaries’ interests in and rights and title to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Executive’s employment with the Company).

6. Non-Competition and Non-Solicitation.  Executive acknowledges that in the course of Executive’s employment with the Company and its Subsidiaries Executive has, and will continue to, become familiar with the Company’s and its Subsidiaries’ trade secrets and with other Proprietary Information concerning the Company and its Subsidiaries and that Executive’s services have been and will be of special, unique and extraordinary value to the Company and its Subsidiaries.  Therefore, in further consideration of the compensation to be paid to Executive hereunder, Executive agrees that, without limiting any other obligation pursuant to this Agreement:

(a) Non-Compete.  At all times during Executive’s employment and for a period thereafter of twelve months (the “Protection Period”), Executive shall not directly or indirectly, either for Executive or for any other Person, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business with any Person (including, without limitation, any division, group or franchise of a larger organization) that is primarily engaged in the Business anywhere in North America or in any other country in which the Company or any of its Subsidiaries engages in the Business.  For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venture, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise).  For purposes of this Agreement, “Business” means, collectively, the electronic trading of fixed income securities or any other businesses of the Company or any of its Subsidiaries as such businesses exist at the Termination Date.  Nothing herein shall prohibit Executive from owning up to 5% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) Non-Solicitation.  At all times during Executive’s employment and during the Protection Period, Executive shall not directly or indirectly through another Person (other than on behalf of the Company and its Subsidiaries) (i) induce or attempt to induce any employee or officer or independent contractor of the Company or any of its Subsidiaries to leave the employ of, or terminate its affiliation with, the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any such Person, or (ii) induce or attempt to induce any customer, client, supplier, licensee, referral source or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or such Subsidiary or in any way interfere with the relationship between any such customer, client, supplier, licensee, referral source or business relation and the Company or any such Subsidiary (including, without limitation, making any negative statements or communications concerning the Company or its Subsidiaries); provided, however, that the foregoing clause (ii) shall not limit or restrict Executive from soliciting Persons for services that do not directly compete with the Business.

(c) Non-Disparagement.  Without limiting any other obligation of Executive or the Company pursuant to this Agreement, each of Executive and the Company hereby covenants and agrees that, except as may be required by applicable law, they shall not make any statement, written or verbal, in any forum or media, or take any other action intended to disparage (i) in the case of Executive, the Company or its Subsidiaries or Affiliates or any of their respective past and present investors, officers, directors or employees or their respective policies, business practices, processes, operations, products or facilities or (ii) in the case of the Company, Executive, in either case, during Executive’s employment or any time thereafter.  In addition, the Company shall cause its Subsidiaries, Affiliates and its and their respective past or present investors, officers, directors or employees to not make any statement, written or verbal, in any forum or media, or take any other action intended to disparage the Executive.

(d) Blue-Pencil; Modification.  If, at the time of enforcement of Section 5 or this Section 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Executive acknowledges that the restrictions contained in Section 5 and this Section 6 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(e) Enforcement.  Because Executive’s services are unique and because Executive has access to Proprietary Information, the parties hereto agree that, in the event of the breach or a threatened breach by Executive of any of the provisions of Section 5 or this Section 6, the Company and its Subsidiaries would suffer irreparable harm and money damages would be an inadequate remedy therefor, and in addition and supplementary to other rights and remedies existing in its favor, the Company or any of its Subsidiaries shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security and without proof of monetary damages or an inadequate remedy at law).

(f) Additional Acknowledgments.  Executive acknowledges that the provisions of Section 5 and this Section 6 are in consideration of:  (i) employment with the Company, (ii) the issuance of any options or other securities by the Company to Executive and (iii) additional good and valuable consideration as set forth in this Agreement.  In addition, Executive agrees and acknowledges that the restrictions contained in Section 5 and this Section 6 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living.  In addition, Executive acknowledges (x) that the business of the Company and its Subsidiaries will be conducted throughout North America and other jurisdictions where the Company and its Subsidiaries conduct business, (y) notwithstanding the state of organization or principal office of the Company or any of its Subsidiaries or facilities, or any of their respective executives or employees (including Executive), it is expected that the Company and its Subsidiaries will have business activities and have valuable business relationships within its industry throughout North America and other jurisdictions where the Company and its Subsidiaries conduct business, and (z) as part of Executive’s responsibilities, Executive will be traveling throughout North America and other jurisdictions where the Company and its Subsidiaries conduct business during Executive’s employment in furtherance of Employer’s business and its relationships.  Executive agrees and acknowledges that the potential harm to the Company and its Subsidiaries of the non-enforcement of any provision of Section 5 and this Section 6 outweighs any potential harm to Executive of its enforcement by injunction or otherwise.  Executive acknowledges that he or she has carefully read this Agreement and consulted with legal counsel of Executive’s choosing regarding its contents, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its Subsidiaries now existing or to be developed in the future.  Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

7. Indemnification.  During the term and thereafter, the Company agrees to indemnify and hold the Executive and his heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding, or threatened claim or proceeding, against the Executive that arises out of or relates to his service as an officer, director or employee, as the case may be, of the Company, or his service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, both prior to and after the Effective Date, and to advance to the Executive or his heirs or representatives such expenses upon written request to the extent permitted by applicable law.  During the Term and thereafter, the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent as its other senior executives.

8. Survival.  Sections 4 through 21, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of Executive’s employment.

9. Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

_________________
_________________
_________________

Notices to the Company:

Bonds.com Group, Inc.
529 5th Avenue
New York, NY 10017
Attn: Chairman of the Board

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

10. Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11. Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, but excluding the option award agreements outstanding as of the date hereof among the Company and Executive.  For avoidance of doubt and without limiting the foregoing, the Company and the Executive agree that any and all prior employment agreements, commitments or arrangements between the Company and the Executive’s are hereby terminated, including, without limitation, the Prior Agreement.

12. No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

13. Counterparts.  This Agreement may be executed in separate counterparts (including by means of facsimile and electronic transmission in portable document format (pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14. Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

15. Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

16. Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the parties’ right to terminate this Agreement and Executive’s employment at will) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

17. Insurance.  The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable.  Executive agrees to reasonably cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

18. Tax Withholding.  The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

19. Consent to Jurisdiction.  EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION OVER NEW YORK, NEW YORK AND THAT SUCH COURTS SHALL BE THE EXCLUSIVE JURISDICTION AND VENUE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 19.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF SUCH COURTS’ JURISDICTION AND VENUE FOR ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

20. Waiver of Jury Trial.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES, TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

21. Corporate Opportunity.  Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to electronic trading of fixed income securities (“Corporate Opportunities”).  Unless approved by the Board or unless the Company opts not to pursue such Corporate Opportunities, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

22. Executive’s Cooperation.  During Executive’s employment and thereafter, Executive shall reasonably cooperate with the Company, its Subsidiaries and their respective Affiliates in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company, any Subsidiary or any of their respective Affiliates (including, without limitation, Executive being available to the Company, its Subsidiaries and their respective Affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s, any Subsidiary’s or any of their respective Affiliates’ request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company, its Subsidiaries and their respective Affiliates all pertinent information and turning over to the Company, its Subsidiaries and their respective Affiliates all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).  In the event the Company, any of its Subsidiaries or their respective Affiliates require Executive’s cooperation in accordance with this Section 22 following the termination of Executive’s employment, the Company shall pay Executive a per diem reasonably acceptable to the Executive and reimburse Executive for all reasonable expenses incurred in connection therewith (including attorneys fees and disbursements, lodging and meals, upon submission of receipts).

23. Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

 “Affiliate” means, with respect to the Company and its Subsidiaries, any other Person controlling, controlled by or under common control with the Company or any of its Subsidiaries and, in the case of a Person which is a partnership, any partner of the Person.

“Cause” means with respect to Executive one or more of the following: (i) the conviction of a felony or plea of nolo contendre or guilty to a felony, (ii) willful misconduct or gross negligence in connection with Executive’s employment which is intended to result or does result in a material adverse effect on the Company or its Subsidiaries, or (iii) any other material breach of this Agreement to the material detriment of the Company or its Subsidiaries; provided, however, in order for Cause to exist hereunder under (iii) above the Company must provide Executive with written notice describing in detail the event(s) alleged to constitute Cause hereunder and the Executive must fail to cure such event(s) within 30 days following his receipt of such notice.  It is agreed and understood that mere underperformance or substandard performance of the Executive or the Company and its Subsidiaries is not intended to and shall not provide an independent basis for termination for Cause.

“Good Reason” means if Executive resigns from employment with the Company and its Subsidiaries as a result of one or more of the following actions (in each case taken without Executive’s written consent): (i) a reduction in Executive’s Base Salary; (ii) a material diminution of Executive’s title, duties, authorities or reporting relationships; (iii) the Company changes Executive’s principal place of business to a location greater than 50 miles outside New York County, New York; (iv) the assignment to Executive of any duties inconsistent with his position as President of the Company in any material adverse respect; or (v) any other material breach by the Company (or its successors) of this Agreement or any other written agreement to which the Company and the Executive are parties; provided that, none of the events described in clauses (i) through (v) above shall constitute Good Reason unless the Executive shall have notified the Company in writing describing the event(s) which constitute(s) Good Reason and the Company and/or its Subsidiaries shall have failed to cure such events within 30 days after the Company’s receipt of such written notice.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Proprietary Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential” and now existing or to be developed in the future), in any form or medium, that relates to or results from the business, historical or projected financial results, products, services or research or development of the Company or any of its Subsidiaries or Affiliates or their respective suppliers, distributors, customers, independent contractors or other business relations.  Proprietary Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (I) related to the Company’s or its Subsidiaries’ or Affiliates’ (including their predecessors’ prior to being acquired by the Company) current or potential business and (II) is not generally or publicly known.  Proprietary Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, including plans regarding planned and potential sales, financial and business plans, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and prices and terms, risk management practices, negotiation strategies and practices, accounting and business methods, acquisition opportunities, development, transition and transformation plans, locations of sales representatives, customer service, integration processes and requirements and costs of providing service, support and equipment); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company’s or any of its Subsidiaries’ current, former or prospective employees (including personnel files and other information), suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) Trade Secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, data and data bases relating thereto; (iv) computer software, including operating systems, applications and program listings; (v) inventions, innovations, ideas, devices, improvements, developments, methods, processes, designs, analyses, drawings, photographs, reports and all similar or related information (whether or not patentable and whether or not reduced to practice); (vi) copyrightable works, (vii) intellectual property of every kind and description, and (viii) all similar and related information in whatever form.

“Subsidiary” or “Subsidiaries” means any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof and for this purpose a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Trade Secrets” means the Company’s and its Subsidiaries’ trade secrets and other Proprietary Information (as defined above) that the Company and/or its Subsidiaries has made reasonable efforts to keep confidential and that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

24. Effectiveness of Agreement.  Executive’s employment under this Agreement shall become effective on the Effective Date.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

BONDS.COM GROUP, INC.

By:	/s/John Ryan
Name:	John Ryan
Title:	Chief Financial Officer

/s/ George O'Krepkie
GEORGE O’KREPKIE